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                                                                    EXHIBIT 99.1

[LOGO OF McMoRan Oil & Gas APPEARS
HERE]                                    NEWS RELEASE
                                         NASDAQ Symbol "MOXY"

McMoRan Oil & Gas Co.                    FINANCIAL CONTACTS:
P.O. Box 61119                           Craig E. Saporito      Chris D. Sammons
New Orleans, LA  70161                   (504) 582-4476         (504) 582-4474

                        McMoRan OIL & GAS CO. ANNOUNCES
 - PROPOSED $200 MILLION MULTI-YEAR JOINT EXPLORATION PROGRAM WITH FRP
 - PROPOSED PURCHASE OF MCN'S INTEREST IN OFFSHORE EXPLORATION PROGRAM
 - $100 MILLION RIGHTS OFFERING INCLUDING STANDBY COMMITMENT FROM FRP

     NEW ORLEANS, LA., July 15, 1997 -- McMoRan Oil & Gas Co. (NASDAQ:MOXY) announced today that MOXY, as operator, and Freeport-McMoRan Resource Partners, Limited Partnership (NYSE:FRP) have signed an agreement to enter into, subject to certain conditions, a multi-year aggregate $200 million oil and gas exploration program (MOXY/FRP Exploration Program) to explore and develop prospects, primarily offshore in the Gulf of Mexico and onshore in the Gulf Coast area. MOXY and FRP will fund 40 percent and 60 percent, respectively, of the exploration costs and all revenues and other costs will be shared equally.

     Additionally, FRP announced today that it has agreed to purchase from affiliates of MCN Energy Group Inc. (MCN), MCN's 60 percent interest in the MOXY/MCN offshore exploration program (MOXY/MCN program) which includes two producing oil and gas fields, an inventory of eight exploration prospects in the offshore Gulf of Mexico and MOXY's program debt of approximately $12.5 million owed to MCN under the MOXY/MCN program for a total of $43.5 million, subject to adjustments. MOXY and FRP have also entered into an agreement whereby, subject to completion of MOXY's recapitalization described below, MOXY will acquire FRP's interest in the MOXY/MCN program's producing properties at the Vermilion Block 160 and 410 fields for $26.0 million, subject to certain adjustments, and repay FRP for MOXY's program debt under the MOXY/MCN program. MOXY and FRP will contribute their interests in the MOXY/MCN program exploration properties and their interests in seven offshore leases acquired earlier this year to the MOXY/FRP Exploration Program. As an interim step in MOXY's recapitalization process, following the purchase by FRP of the MCN interest, MOXY and FRP have agreed to amend and continue the MOXY/MCN program with FRP taking MCN's position. Upon completion of MOXY's recapitalization, the interim program will terminate and the new MOXY/FRP Exploration Program will commence.

     To provide capital for these transactions, MOXY intends to undertake a rights offering pursuant to which MOXY anticipates issuing approximately 28.6 million shares of common stock for an aggregate of approximately $100 million inclusive of the Standby Commitment described below. MOXY will file a registration statement with the Securities and Exchange Commission relating to the rights offering in which MOXY will distribute to each shareholder of record of its common stock approximately 2.0 transferable subscription rights (Rights) for each share held. Each Right will entitle the holder to purchase one new share of MOXY for a subscription price of $3.50 per share. In addition, each holder of Rights who exercises full subscription may also subscribe at the subscription price for additional shares that may be available as a result of unexercised Rights. The number of Rights distributed to each holder will be rounded to the nearest whole number. The Rights, which are expected to trade on the NASDAQ National Market under the symbol "MOXYR," will expire not less than 30 nor more than 60 days after the rights offering commences. As of June 30, 1997, MOXY had 14,076,539 common shares outstanding.

     In connection with the rights offering, FRP has entered into a standby purchase agreement pursuant to which FRP will purchase at the $3.50 per share subscription price all shares that are offered but not purchased pursuant to the exercise of Rights (Standby Commitment). Upon closing of the rights offering, MOXY will pay FRP a fee of $6 million representing negotiated compensation for FRP's Standby Commitment, its agreement to purchase the MCN producing properties for resale to MOXY and its agreement to enter into the MOXY/FRP Exploration Program.

     If FRP does not acquire at least 30 percent of MOXY's outstanding common stock pursuant to its Standby Commitment, it will have the option to purchase at the $3.50 per share subscription price up to a 30
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percent ownership interest in MOXY after giving effect to the rights offering, the Standby Commitment and the exercise of the option. If the option is exercised, it will result in additional proceeds to MOXY.

     Depending on the number of shares purchased pursuant to the exercise of Rights, FRP may obtain ownership of a majority of MOXY's outstanding common stock pursuant to its Standby Commitment, in which case FRP would be in a position to control the election of MOXY's directors and otherwise to direct the business policies of MOXY. FRP and MOXY have agreed that the MOXY Board will include at least two directors who are independent of FRP. In addition, FRP will be assured proportionate representation on MOXY's board of directors as long as FRP owns more than 10 percent of MOXY's outstanding common stock. To provide certain protection to MOXY stockholders other than FRP, certain transactions, including any changes in the MOXY/FRP Exploration Program, will be subject to approval by MOXY's independent directors.

     The rights offering, standby purchase agreement and the transactions contemplated thereby are subject to approval by MOXY's stockholders. If the stockholders do not approve the rights offering and standby agreement, the rights offering will not occur, the MOXY/FRP Exploration Program will not be established and MOXY will not acquire FRP's interest in the MOXY/MCN program which would then be expected to terminate except as to commitments previously made. If the stockholders approve the transactions, MOXY will immediately undertake the rights offering, which will provide MOXY with sufficient capital to restructure its current exploration and development operations, acquire from FRP the MCN interest in the producing properties and engage in the MOXY/FRP Exploration Program. Additionally, the rights offering will permit those stockholders who wish to do so to maintain their proportionate equity and voting interest in MOXY, subject to FRP's option to purchase additional shares of MOXY, by exercising their Rights to purchase additional shares of MOXY common stock.

     James R. Moffett, Co-Chairman of MOXY, stated, "The objective of this series of transactions is to enable MOXY to undertake a significantly expanded and more diversified multi-year program of exploration for oil and gas primarily in the offshore and onshore areas of the Gulf of Mexico. With our experienced team of explorationists and our base of data developed over the past twenty years, we are very positive about the opportunity for MOXY to create value for its shareholders in this program. The recent expanded level of exploration activity in the areas where MOXY has had extensive experience creates new opportunities for MOXY that we will now be prepared to pursue aggressively."

     Richard C. Adkerson, Co-Chairman and CEO of MOXY, said, "The recapitalization of MOXY would provide the funds to enable the MOXY shareholders to participate in the growth opportunities from its new long-term exploration program. In summary, if MOXY's shareholders approve these transactions, MOXY would acquire MCN's interest in the producing properties owned by the MOXY/MCN program; and all of the exploration properties in that program, as well as the seven offshore leases acquired by MOXY and FRP earlier this year, would be contributed to a new multi-year, $200 million exploration program managed by MOXY with FRP as an investor. The acquisition of the MCN interest in the MOXY/MCN program producing properties would expand MOXY's reserve base and cash flow from properties in which MOXY already participates. If MOXY's shareholders do not approve these transactions, FRP, and not MOXY, would own the MCN interests and there would be no continuing exploration program with FRP."

     A registration statement relating to the issuance of the Rights and related shares of MOXY's common stock will be filed with the Securities and Exchange Commission and has not yet been declared effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

     Donaldson, Lufkin & Jenrette Securities Corporation acted as financial advisor to MOXY in connection with the transactions.

     MOXY is an independent oil and gas company engaged in the exploration, development and production of oil and natural gas reserves offshore in the Gulf of Mexico and onshore in the Gulf Coast area.
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